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PRICING SUPPLEMENT NO.  18  DATED            Filed Pursuant to
OCTOBER 30, 1997 TO PROSPECTUS DATED         Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY       File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series D
                   Due 9 Months to 25 Years from date of issue

        Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.


Aggregate Principal Amount:                  $1,799,000.00
Original Issue Date (Settlement Date)        November 4, 1997
Stated Maturity Date:                        October 15, 2004
Issue Price to Public:                       100.00% of Principal Amount
Interest Rate:                               7.375% Per Annum
Interest Payment Dates:                      December 15 and monthly
                                             thereafter
                                             Commencing December 15, 1997
Survivor's Option:                           [ X ] Yes    [   ] No
Optional Redemption:                         [ X ] Yes    [   ] No
Initial Redemption Date:                     October 15, 1999
Redemption Price:                            Initially 101.00% of Principal
                                             Amount and 100% after the first
                                             anniversary of the Initial
                                             Redemption Date.

        Agent                                Principal Amount of Notes
                                              Solicited by Each Agent

Prudential Securities Incorporated           $  640,000.00
First of Michigan Corporation                $  250,000.00
Roney & Co.                                  $    9,000.00
J.W. Korth & Company                         $  900,000.00
          Total                              $1,799,000.00

                                               Per Note
                                             Sold by Agents
                                              To Public     Total

Issue Price:                                 $1,000.00    $1,799,000.00
Agent's Discount or Commission:              $    7.00    $   12,593.00
Maximum Dealer's Discount or
  Selling Concession:                        $   17.50    $   31,482.50
Proceeds to the Company:                     $  975.50    $1,754,924.50

CUSIP Number:   12589QUW4
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